Exhibit 10.9

EXECUTION VERSION

CONSULTING AGREEMENT (this “Agreement”) dated as of September 30, 2010, between CARIB HOLDINGS, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Carib Holdings”), EVERTEC, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC” and together with Carib Holdings, the “Companies”) and APOLLO MANAGEMENT VII, L.P., a Delaware limited partnership (“Apollo”).

Each of the Companies desires to avail itself of Apollo’s expertise and consequently has requested that Apollo make such expertise available from time to time in rendering certain consulting and investment advisory services related to the business and affairs of the Companies and their subsidiaries and the review and analysis of certain financial and other transactions. Apollo and the Companies agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Apollo shall provide such services as independent consultant to the Companies. It is the intention of the parties that this Consulting Agreement is not for services in connection with the day-to-day business affairs of the Companies.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, each of the Companies and Apollo agree as follows:

Section 1. Retention of Apollo.

The Companies hereby retain Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

This Agreement shall commence on the date hereof until the earliest of (i) the twelfth anniversary of the date hereof, (ii) such time as Apollo and its affiliates (other than portfolio companies) beneficially own equity interests in both Carib Holdings and EVERTEC, in each case in an aggregate amount less than 5% of the then outstanding equity interests of such Company and (iii) such earlier date as is mutually agreed upon by the Companies and Apollo (the “Term”).

Section 3. Consulting Services.

(a) Apollo shall advise the Companies concerning such matters that relate to proposed financial transactions, acquisitions, investments and financial related matters of the Companies and their respective subsidiaries, in each case as Apollo and the Companies may agree from time to time, which agreement shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete such services. Apollo shall devote such time to any such consulting services as Apollo shall deem, in its discretion, necessary. Such consulting services, in Apollo’s discretion, shall be rendered in person or by telephone or other communication. Apollo shall have no obligation to the Companies as to the manner and time of rendering its services hereunder, and the Companies shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) Each of the Companies acknowledges that Apollo, together with Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Popular”), has (i) structured the transactions contemplated by the Agreement and Plan of Merger dated as of 11:59 p.m., June 30, 2010 among EVERTEC, Popular, AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands (“Apollo Holdco”), and Carib Acquisition, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), (ii) has arranged for financing in connection with the transactions contemplated by the Merger Agreement, and (iii) has provided other advisory services in connection with the transactions contemplated by the Merger Agreement.

(c) Apollo shall perform all services to be provided hereunder as an independent contractor to the Companies and not as an employee, agent or representative of either of the Companies. Apollo shall have no authority to act for or to bind either of the Companies without its prior written consent.

(d) This Agreement shall in no way prohibit Apollo or any of its partners or affiliates or any director, officer, partner or employee of Apollo or any of its partners or affiliates from engaging in other activities, whether or not competitive with any business of the Companies or any of their respective subsidiaries or affiliates.

Section 4. Compensation.

(a) Consulting Fee. As consideration for Apollo’s agreement to render the services set forth in Section 3(a) and as compensation for any such services rendered by Apollo, the Companies agree to pay to Apollo an aggregate annual fee equal to the product of (i) 0.51 multiplied by (ii) the greater of (x) $2 million and (y) 2% of EVERTEC’s and its subsidiaries’ consolidated EBITDA (as defined in the Credit Agreement) for the immediately prior fiscal year (the “Consulting Fee”). The Consulting Fee for each year shall be payable on April 1st of that year, with the first such payment being made on April 1, 2011. For the avoidance of doubt, no fee shall be payable with respect to calendar year 2010, but the fee with respect to calendar year 2011 will be based on EVERTEC’s and its subsidiaries’ consolidated EBITDA during calendar year 2010.

(b) Transaction Fee. As consideration for services rendered pursuant to Section 3(b), the Companies agree to pay to Apollo an aggregate fee equal to the product of (i) 0.51 multiplied by (ii) $18 million, which shall have been earned and payable upon consummation of the transactions contemplated by the Merger Agreement.

(c) Expenses. Upon presentation by Apollo to the Companies of such documentation as may be reasonably requested by the Companies, the Companies shall reimburse Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo, its affiliates or any of

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Apollo’s or its affiliates’ directors, officers, employees or agents (i) in the performance of Apollo’s obligations hereunder (other than expenses incurred in connection with the services described in Section 3(b)) or (ii) in its capacity as an equity holder in respect of its equity interests, in each case incurred after the date hereof, but excluding any such out-of-pocket expenses incurred in connection with any dispute of Apollo, any of its affiliates or any of Apollo’s or its affiliates’ directors, officers, employees or agents, on the one hand, and any of the Companies, Popular, any other stockholder of the Companies or any of their respective affiliates or any of their or their respective affiliates’ directors, officers, employees or agents, on the other hand.

(d) Change of Control or Initial Public Offering. The parties acknowledge and agree that an objective of the Companies is to maximize value for their respective stockholders which may include consummating (or participating in the consummation of) a Change of Control or a Qualified IPO of either of the Companies. The services provided to the Companies by Apollo will help to facilitate the consummation of a Change of Control or Qualified IPO of either of the Companies, should the Companies decide to pursue such a transaction. Following the provision of notice to Apollo by the Companies of the Companies’ intent to enter into a Change of Control or Qualified IPO of either of the Companies, Apollo may elect at any time in connection with or in anticipation of such Change of Control or Qualified IPO (or at any time thereafter) by the delivery of notice to the Companies (such notice, the “Notice” and the date on which such Notice is delivered to the Companies, the “Notice Date”) to receive the Lump Sum Payment, in lieu of annual payments of the Consulting Fee, such amount to be paid on the date on which such Change of Control or Qualified IPO is consummated, or, if the Notice occurs subsequent to such date, as soon as practicable, but in no event later than 30 days subsequent to the Notice Date.

(e) Non-Payment. Any portion of the fees or expenses payable to Apollo under this Agreement which the Companies are prohibited from paying to Apollo under the Credit Agreement, the Notes or any other agreement or debt instrument shall be deferred, shall accrue and shall be payable at the earliest time permitted under the applicable agreement or debt instrument, or upon the payment in full of all obligations under any applicable debt instrument. The Companies shall notify Apollo of any payment prohibition on each date on which the Companies would otherwise make a payment of fees under this Agreement.

(f) Non-Exclusive. Nothing in this Agreement shall have the effect of prohibiting Apollo or any of its affiliates from receiving from the Companies or any of their respective subsidiaries or affiliates any other fees, including any fee payable pursuant to Section 6 or Section 7.

(g) Definitions. As used in this Section 4 the following terms have the following meanings:

(1) “Change of Control” has the meaning ascribed to such term in the Stockholder Agreement.

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(2) “Credit Agreement” means the Credit Agreement, dated as of September 30, 2010, among Carib Holdings, EVERTEC, the Lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended, modified or supplemented from time to time.

(3) The “Lump Sum Payment” shall be a single lump sum cash payment equal to the present value of all Consulting Fees payable under this Agreement through the end of the Term (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the end of the Term); provided, that no portion of the Lump Sum Payment shall be payable to Apollo if on the Notice Date Apollo or its affiliates (other than portfolio companies) do not collectively beneficially own at least 5% of the then outstanding equity interest in either of the Companies.

(4) “Notes” means the 11% Senior Notes due 2018, issued by EVERTEC on September 30, 2010.

(5) A “Qualified IPO” means an underwritten public offering of the common stock of Carib Holdings or EVERTEC, as the case may be, pursuant to an effective registration statement filed by such Company with the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act of 1933, as amended (the “Securities Act”) (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the shares of common stock actually sold in such offering is at least $75 million.

(6) “Stockholder Agreement” means that certain Stockholder Agreement dated as of September 30, 2010, by and among Carib Holdings, Apollo Holdco, Popular and the other stockholders of the Carib Holdings, as amended or supplemented from time to time.

Section 5. Indemnification.

The Companies will, jointly and severally, indemnify and hold harmless Apollo and its affiliates (other than portfolio companies) and each of their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of Apollo pursuant to, and the performance Apollo of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by either of the Companies. The Companies will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any

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action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Companies will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Companies as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct of such Indemnified Party.

Section 6. Other Services.

If either of the Companies shall determine that it is advisable for such Company to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify Apollo and Popular of such determination. Promptly thereafter, upon the request of either Apollo or Popular, the Company shall negotiate in good faith with the party making such request (or, if both Apollo and Popular make such request, Apollo and Popular together) to agree upon appropriate services, compensation and indemnification for such Company to hire Apollo or Popular (or Apollo and Popular together), as applicable, or any of their respective affiliates for such services. Neither of the Companies may hire any person, other than Apollo or Popular or their respective affiliates, for any services, unless (a) the Company, on the one hand, and either Apollo or Popular (or Apollo and Popular together), as applicable, on the other hand, are unable to agree after 30 days following receipt by Apollo and Popular of such notice, (b) such other person has a reputation that is at least equal to the reputation of Apollo and Popular in respect of such services, (c) ten business days shall have elapsed after the applicable Company provides a written notice to Apollo or Popular, as applicable, of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than Apollo or Popular (or Apollo and Popular together), as applicable, was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to the Companies than the indemnification that Apollo or Popular (or Apollo and Popular together), as applicable was willing to accept in the negotiations described above. If either of the Companies hires Apollo or any of its affiliates to provide any of the services described in this Section 6, Apollo shall, and shall cause each of its applicable affiliates to, consult with Popular regarding such services and each of Apollo, Popular and their respective affiliates shall use its reasonable best efforts to cooperate with one another in connection with the provision of such services. For the avoidance of doubt, any fees payable to either Apollo or Popular (or Apollo and Popular together) for the services described in this Section 6 shall be allocated between Apollo and Popular in accordance with Section 8(h) of the Stockholder Agreement (as defined in Section 4 above).

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Section 7. Future Transaction Fees.

In the absence of an express agreement to the contrary, at the closing of any merger, acquisition or similar transaction involving either of the Companies, Apollo and Popular shall receive an aggregate fee (the “Future Transaction Fee”) equal to 2% of the aggregate enterprise value paid or provided by the Companies or paid or provided to the Companies (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction); provided that Apollo shall not be entitled to receive a Future Transaction Fee if it has elected to receive a Lump Sum Payment in connection with the transaction pursuant to which such Future Transaction Fee would have been payable. The payment of any Future Transaction Fee shall be allocated between Apollo and Popular in accordance with Section 8(h) of the Stockholder Agreement (as defined in Section 4 above).

Section 8. Accuracy of Information.

The Companies shall furnish or cause to be furnished to Apollo such information as Apollo believes reasonably appropriate in connection with providing the services contemplated by this Agreement and to comply with Securities and Exchange Commission or other legal requirements relating to the beneficial ownership of equity securities of the Companies (all such information so furnished, the “Information”). Each of the Companies recognizes and confirms that Apollo (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without independent verification, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

Section 9. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy or facsimile, by electronic mail, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management VII, L.P. 9 West 57th Street, 43rd Floor New York, New York 10019
Telephone:	(212) 515-3202
Email:	becker@apollolp.com
Attention:	Marc Becker

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with copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036
Telephone:	(212) 872-8112
Telecopy:	(212) 872-1002
Email:	aweinstein@akingump.com
Attention:	Adam Weinstein, Esq.

if to Carib Holdings, to:

Carib Holdings, Inc. c/o EVERTEC, Inc. Carr #176, Km 1.3 Cupey Bajo, Rio Piedras Puerto Rico 00926 P.O. Box 364527 San Juan, Puerto Rico 00936-4527
Telephone:	(787) 759-9999
Email:	fvillamil@evertecinc.com
Attention:	Felix Villamil, President

if to EVERTEC, to:

EVERTEC, Inc. Carr #176, Km 1.3 Cupey Bajo, Rio Piedras Puerto Rico 00926 P.O. Box 364527 San Juan, Puerto Rico 00936-4527
Telephone:	(787) 759-9999
Email:	fvillamil@evertecinc.com
Attention:	Felix Villamil, President

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the third business day after being deposited in the United States mail, (iii) if sent for next day delivery by United States Express Mail or overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by telecopy or facsimile, upon confirmation of receipt, except that if such confirmation occurs after 5:00 p.m. (in the recipient’s time zone) on a business day, or occurs on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day or (v) if sent by electronic mail, when sent. Notices, requests and other communications sent in any other manner will not be effective.

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Section 10. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, Carib Holdings, EVERTEC, the Indemnified Persons and any successors to or assigns of Apollo, Carib Holdings and EVERTEC; provided, however, that Popular shall be a third party beneficiary of this Agreement. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo to any of its affiliates (other than portfolio companies), and any attempted or purported assignment in violation hereof shall be null and void.

Section 11. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 12. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 13. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 14. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 15. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 16. Joint and Several Liability.

The Companies shall be jointly and severally liable for the obligations of each of the Companies set forth in this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the date first above written.

CARIB HOLDINGS, INC.

By:	/s/ Marc Becker
Name:	Marc Becker
Title:	President

EVERTEC, INC.

By:	/s/ Felix M. Villamil
Name:	Felix M. Villamil
Title:	President

APOLLO MANAGEMENT VII, L.P.,

By:	AIF VII Management, LLC, its general partner

By:	/s/ Marc Becker
Name:	Marc Becker
Title:	Vice President

[Signature Page to Apollo Consulting Agreement]